Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-122908) on Form S-8 of Dolby Laboratories, Inc. of our report dated November 16, 2005, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 30, 2005, and September 24, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, cash flows, and financial statement schedule for each of the years in the three-year period ended September 30, 2005, which report appears in the annual report on Form 10-K of Dolby Laboratories, Inc.

/s/ KPMG LLP

San Francisco, California

December 19, 2005